EXHIBIT 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust 17950 Preston Road, Suite 600 Dallas, TX 75252	CONTACT:	Investor Relations 972-349-3235

PMC Commercial Trust Announces Fourth Quarter and Year-End Results

PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	March 15, 2004

PMC Commercial Trust (AMEX: PCC) announced fourth quarter and year-end results today. For the three months ended December 31, 2003, net income was $2,258,000, or $0.35 per share, compared to $1,960,000, or $0.30 per share, for the three months ended December 31, 2002. The increase in net income is primarily due to a gain on sale of loans receivable of $711,000 during the three months ended December 31, 2003. Our previous loan sale was completed during the second quarter of 2002 for a gain of $562,000. Offsetting this gain was a decrease in our interest income of $341,000 due to the sale of loans receivable and an increase in variable-rate lending which currently has lower interest rates than our fixed rate loans. There was also an increase in our provision for loan losses due to an increased reserve on a loan.

For the year ended December 31, 2003, net income was $8,174,000, or $1.27 per share, compared to $9,936,000, or $1.54 per share, for the year ended December 31, 2002. The decrease was primarily a result of (i) an $825,000 reduction in other income resulting from reductions in prepayment fee income and (ii) a reduction of $460,000 in interest income due to the sale of loans receivable and, an increase in variable-rate lending which currently have lower interest rates than our fixed interest rate loans.

On October 7, 2003, we completed our fourth joint securitization with PMC Capital, Inc. (“PMC Capital”). PMC Commercial Trust (“PMC Commercial”) and PMC Capital contributed loans receivable of $45.4 million and $57.8 million, respectively, to a special purpose entity (the “2003 Joint Venture”). The 2003 Joint Venture issued, through a private placement, approximately $92.9 million of its 2003 Loan-Backed Floating Rate Notes (the “2003 L.P. Notes”) of which approximately $40.9 million was allocated to us based on our ownership percentage in the 2003 Joint Venture. The 2003 L.P. Notes, issued at par, which have a stated maturity in 2023 and bear interest, reset on a quarterly basis, at the 90-day LIBOR plus 1.25%, are collateralized by the loans receivable transferred by us and PMC Capital to the 2003 Joint Venture.

We completed our merger with PMC Capital on February 29, 2004. Pursuant to the merger, each issued and outstanding share of PMC Capital common stock was converted into 0.37 of a common share of PMC Commercial. As a result, we issued 4,385,800 common shares of beneficial interest on February 29, 2004. Our existing operations are now self managed and we own and operate the businesses of PMC Capital and its subsidiaries.

On March 12, 2004, we entered into a letter agreement with Arlington Hospitality, Inc. (“Arlington”), the lessee of our 21 hotel properties, pursuant to which we granted Arlington, among other things, reduced cash payments on the base rent due under the master lease for the March and April 2004 payments. The letter agreement terminates on April 30, 2004, at which point Arlington is required to pay the difference between the reduced rent payments

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	March 15, 2004

made for March and April 2004 and the base rent for those two months as provided in the master lease.

Dr. Andrew S. Rosemore, Chairman of the Board, stated “Our 2003 earnings were reduced due to a decrease in our lending volume and lower yields on our portfolio of loans. The extended delay in completing our securitization in 2003 with a consequential leverage constraint resulted in reduced originations. With our larger equity base following the merger with PMC Capital, we believe that our leverage capabilities will be enhanced through the possibility of increasing our credit facilities and developing alternative credit facilities such as a warehouse line of credit. We are optimistic that we will be able to achieve more lending opportunities and business flexibility as a result of a more efficient capital structure.”

The following tables contain comparative selected financial data as of December 31, 2003 and December 31, 2002 and for the year and three-month periods ended December 31, 2003 and 2002:

FINANCIAL POSITION INFORMATION (In thousands)

	December 31,	December 31,	Increase
	2003	2002	(Decrease)%
Loans receivable, net	$50,58	$71,992	(30)%
Retained interests in transferred assets	$30,79	$23,532	31%
Real property investments	$43,33	$46,805	(7)%
Total investments	$129,821	$148,384	(13)%
Total assets	$132,292	$149,698	(12)%
Notes payable	$33,38$	41,191	(19)%
Revolving credit facility	$—	7,300	(100)%
Total beneficiaries’ equity	$92,09$	93,929	(2)%
Shares outstanding	6,453	6,446	—%

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	Year Ended December 31,			Three Months Ended December 31,
	2003	2002	Inc/(Dec)%	2003	2002	Inc/(Dec)%
Income:
Interest income	$5,776	$6,236	(7)%	$1,059	$1,400	(24)%
Lease income	5,529	5,459	1%	1,367	1,343	2%
Income from retained interests in transferred assets	2,942	2,893	2%	897	739	21%
Other income	339	1,164	(71)%	47	254	(81)%

Total income	14,586	15,752	(7)%	3,370	3,736	(10)%

Expenses:
Interest expense	3,204	3,445	(7)%	624	788	(21)%
Advisory and servicing fees, net	1,838	1,776	3%	473	469	1%
Depreciation	1,810	1,755	3%	460	445	3%
General and administrative expenses	361	255	42%	77	71	8%
Realized losses on retained interests in transferred assets	—	53	(100)%	—	—	—
Professional fees	165	130	27%	44	45	(2)%
Impairment loss from asset acquired in liquidation held for sale	67	54	24%	—	54	(100)%
Provision for loan losses	310	65	377%	210	—	NA

Total expenses	7,755	7,533	3%	1,888	1,872	1%

Income from continuing operations	6,831	8,219	(17)%	1,482	1,864	(20)%

Discontinued operations	632	1,155	(45)%	65	96	(32)%

Gain on sale of loans receivable	711	562	27%	711	—	NA

Net income	$8,174	$9,936	(18)%	$2,258	$1,960	15%

Basic weighted average shares outstanding	6,448	6,444		6,450	6,446

Basic earnings per common share	$1.27	$1.54	(18)%	$0.35	$0.30	17%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	March 15, 2004

FUNDS FROM OPERATIONS (“FFO”) RECONCILIATION
 FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe FFO is helpful to investors as a supplemental measure of operating performance since, along with net income and cash flows, it provides a useful measure of actual operating results. In addition, FFO is one of the measures utilized by the Board in its determination of dividends. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO based on the NAREIT definition. Our method of calculating FFO may be different from the methods used by other real estate investment trusts (“REITs”) and, accordingly, may not be directly comparable to such other REITs. Our formulation of FFO set forth below is consistent with the NAREIT White Paper definition of FFO.

A reconciliation of our FFO for the years ended December 31, 2003 and 2002 was as follows:

	Years Ended December 31,
	2003	2002
	(In thousands)
Net income.	$8,174	$9,936
Less gain on sale of assets.	(994)	(1,225)
Add depreciation.	1,879	1,903

FFO	$9,059	$10,614

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.